Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is made as of April 12, 2016 (the “Agreement”) by and among Annaly Management Company LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), ANNALY CAPITAL MANAGEMENT, INC., a Maryland corporation (the “Company”), and each Subsidiary (as defined below) that becomes a party to the Agreement pursuant to Section 29 hereof.

WHEREAS, the Company has elected to be taxed as a “real estate investment trust” (“REIT”) as defined under the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties entered into a certain Management Agreement, dated as of June 26, 2013, as amended by that certain Amendment No. 1 thereto as of November 5, 2014 (as so amended, the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual agreements herein set forth, and intending to be legally bound, the parties hereto agree that the Original Agreement is amended and restated in its entirety to read as follows:

SECTION 1. DEFINITIONS. The following terms have the following meanings assigned to them:

(a) “Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(b) “Assets” means the assets of the Company and the Subsidiaries.

(c) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Code” has the meaning set forth in the preamble of the Agreement.

(f) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(g) “Company” has the meaning set forth in the preamble of the Agreement.

(h) “Company Account” has the meaning set forth in Section 5 of the Agreement.

(i) “Company Executive Officer” means the Company’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer of the Company.

(j) “Company Indemnified Party” has the meaning set forth in Section 11(b) of the Agreement.

(k) “Computation Error” has the meaning set forth in Section 8(c) of the Agreement.

(l) “Date of Agreement” has the meaning set forth in Section 8(c) of the Agreement.

(m) “Effective Termination Date” has the meaning set forth in Section 13(a) of the Agreement.

(n) “Excess Funds” has the meaning set forth in Section 2(m) of the Agreement.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Expenses” has the meaning set forth in Section 9 of the Agreement.

(q) “GAAP” means generally accepted accounting principles, as applied in the United States.

(r) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(s) “Guidelines” has the meaning set forth in Section 2(b)(i) of the Agreement.

(t) “Indemnitee” has the meaning set forth in Section 11(b) of the Agreement.

(u) “Indemnitor” has the meaning set forth in Section 11(c) of the Agreement.

(v) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(w) “Initial Term” has the meaning set forth in Section 13(a) of the Agreement.

(x) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(y) “Management Fee” means a management fee, payable (in cash) monthly in arrears, in an amount equal to one-twelfth of 1.05% of the Opening Stockholders’ Equity Balance, as adjusted by the Manager in the following manner:

(A) at the end of a calendar month to reflect any changes that result from any of the events specified in clause (A) in the definition of “Stockholders’ Equity” during such calendar month from the Opening Stockholders’ Equity Balance; and

(B) at the end of a calendar quarter to reflect any changes that result from the components specified in clauses (B), (C) or (D) in the definition of “Stockholders’ Equity” for such calendar quarter from the Opening Stockholders’ Equity Balance;

Since the Management Fee is to be paid monthly, and the components of Stockholders’ Equity specified in clauses (B), (C) and (D) will not be known until the end of the quarter in question, the Manager shall use the prior quarter’s value as an estimate for each monthly payment and will effect a reconciliation at the end of the quarter, so that the actual Management Fee paid for each quarter will be based on the values of the components specified in clauses (B), (C) and (D) at the end of that particular quarter.

(z) “Management Fee Overpayment” has the meaning set forth in Section 8(c) of the Agreement.

(aa) “Manager” has the meaning set forth in the preamble of the Agreement.

(bb) “Manager Indemnified Party” has the meaning set forth in Section 11(a) of the Agreement.

(cc) “Monitoring Services” has the meaning set forth in Section 2(b) of the Agreement.

(dd) “Notice of Proposal to Negotiate” has the meaning set forth in Section 13(a) of the Agreement.

(ee) “NYSE” means the New York Stock Exchange LLC.

(ff) “Opening Stockholders’ Equity Balance” means Stockholders’ Equity at the end of the most recently completed calendar quarter.

(gg) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(hh) “Portfolio Management Services” has the meaning set forth in Section 2(b) of the Agreement.

(ii) “Qualified REIT Subsidiary” has the meaning set forth in Section 856(i)(2) of the Code.

(jj) “Recalculated Management Fee” has the meaning set forth in Section 8(c) of the Agreement.

(kk) “Recalculated Stockholders’ Equity” has the meaning set forth in Section 8(c) of the Agreement.

(ll) “REIT” has the meaning set forth in the recitals of the Agreement.

(mm) “Renewal Term” has the meaning set forth in Section 13(a) of the Agreement.

(nn) “Sale of the Manager” means the occurrence of any of the following:

(A) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person; or

(B) the acquisition by any Person or group other than any of the Manager’s employees (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager or 50% or more of the total market value of the capital interests of the Manager.

(oo) “Securities Act” means the Securities Act of 1933, as amended.

(pp) “Stock Ownership Guidelines” has the meaning set forth in Section 7(e) of the Agreement;

(qq) “Stockholders’ Equity” means:

(A) the sum of the net proceeds from any issuances of the Company’s equity securities since inception less any amount that the Company pays for repurchases of its equity securities (determined as of the most recent month end), plus

(B) the Company’s consolidated retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(C) any unrealized gains, losses or other items that do not affect realized net income as of the most recently completed calendar quarter as adjusted to exclude

(D) one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between the Manager and the Company’s Independent Directors and approved by a majority of the Company’s Independent Directors.

(rr) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(ss) “Taxable REIT Subsidiary” has the meaning set forth in Section 856(l) of the Code.

(tt) “Termination Notice” has the meaning set forth in Section 13(a) of the Agreement.

(uu) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

SECTION 2. APPOINTMENT AND DUTIES OF THE MANAGER.

(a) The Company and each Subsidiary that becomes a party to this Agreement each hereby appoint the Manager to manage the Assets subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. Unless otherwise provided, this appointment gives the Manager discretionary authority over the Assets and in the performance of the Portfolio Management Services, as defined below. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company and its Subsidiaries may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and its Subsidiaries as may be appropriate, including, without limitation:

(i) serving as consultant for the Company and its Subsidiaries with respect to the periodic review of the investment criteria and parameters for the Assets, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii) investigating, analyzing and selecting possible asset acquisition opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of Assets consistent with the Guidelines;

(iii) with respect to prospective purchases, sales, or exchanges of Assets, conducting negotiations, on behalf of the Company and its Subsidiaries, with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv) advising the Board of Directors with respect to alternative forms of capital raising;

(v) negotiating and entering into, on behalf of the Company and its Subsidiaries, repurchase agreements, spot and forward asset purchases and sales, dollar rolls, loans, securitizations, commercial paper, CDOs, futures, interest rate swaps, futures commission merchant agreements, interest rate swaptions, warehouse facilities, any agreement or instrument economically similar to any of the foregoing, and any other agreement or instrument necessary or convenient for the Company and its Subsidiaries to conduct its business;

(vi) engaging and supervising, on behalf of the Company and its Subsidiaries, and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services as may be required relating to the Company’s and the Subsidiaries’ operations or Assets (or potential Assets);

(vii) advising the Company and its Subsidiaries on preparing, negotiating and entering into, on the Company’s behalf, applications and agreements relating to programs established by the U.S. Government or other governments;

(viii) coordinating and managing operations of any joint venture or co-investment interests held by the Company or any Subsidiary and conducting all matters with the joint venture or co-investment partners;

(ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company and its Subsidiaries;

(x) administering the day-to-day operations of the Company and its Subsidiaries and performing and supervising the performance of such other administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s and its Subsidiaries’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xi) communicating on behalf of the Company and its Subsidiaries with the holders of any equity or debt securities of the Company and its Subsidiaries as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and its Subsidiaries, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

(xiv) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xv) counseling the Company and its Subsidiaries regarding Asset holdings in order for the Company or any Subsidiary not to fall within the definition of “investment company” under the Investment Company Act or otherwise satisfy an exemption or exclusion from the Investment Company Act; and monitoring compliance with the requirements for maintaining an  exemption from the Investment Company Act and using commercially reasonable efforts to cause the Company and its Subsidiaries to maintain such exemption from the registration as an investment company under the Investment Company Act;

(xvi) assisting the Company and its Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the investment objectives of the Company and its Subsidiaries and making available to the Company and its Subsidiaries its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate related assets;

(xvii) furnishing reports and statistical and economic research to the Company and its Subsidiaries regarding the activities of the Company and its Subsidiaries and the services performed for the Company and its Subsidiaries by the Manager;

(xviii) monitoring the operating performance of the Assets and providing periodic reports with respect to Asset performance to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xix) investing and re-investing any moneys and securities of the Company and its Subsidiaries (including investing Assets in short-term financial instruments pending investment of such Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and its Subsidiaries) and advising the Company and its Subsidiaries as to its capital structure and capital raising;

(xx) causing the Company and its Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxi) assisting the Company and its Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii) assisting the Company in establishing any new Subsidiaries, which may be Taxable REIT Subsidiaries or Qualified REIT Subsidiaries;

(xxiii) assisting the Company and its Subsidiaries in complying with all regulatory requirements applicable to the Company and its Subsidiaries in respect of its business activities, including preparing or causing the preparation of all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act or by the NYSE and any other securities exchange or quotation systems on which the Company’s capital stock may be traded or quoted;

(xxiv) assisting the Company and its Subsidiaries in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs;

(xxv) placing, or arranging for the placement of, all portfolio management orders pursuant to its investment determinations for the Company and its Subsidiaries either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(xxvi) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and its Subsidiaries may be involved or to which the Company may be subject arising out of the day-to-day operations of the Company and its Subsidiaries (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxvii) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company and its Subsidiaries to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxviii) representing and making recommendations to the Company and its Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxix) advising the Company and its Subsidiaries with respect to and structuring long-term financing vehicles for the portfolio of Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxx) serving as the consultant for the Company and its Subsidiaries with respect to decisions regarding any of its financings, hedging activities or borrowings undertaken by the Company and its Subsidiaries including (1) assisting the Company and its Subsidiaries in developing criteria for debt and equity financing that is specifically tailored to its objectives; and (2) advising the Company and its Subsidiaries with respect to obtaining appropriate financing for its Assets;

(xxxi) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and its Subsidiaries;

(xxxii) performing such other services as may be reasonably required from time to time for management and other activities relating to the Assets and business of the Company and its Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
(xxxiii) using commercially reasonable efforts to cause the Company and its Subsidiaries to materially comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and its Subsidiaries with respect to the Assets. Such services will include, but not be limited to: (i) consulting with the Company and its Subsidiaries on the purchase and sale of portfolio Assets; (ii) identifying other investment opportunities in connection with managing the portfolio of Assets; (iii) collecting information on, and submitting reports pertaining to Assets, interest rates and general economic conditions; (iv) periodically reviewing and evaluating the performance of the portfolio of Assets; (v) acting as liaison between the Company and its Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of Assets; and (vi) performing other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and its Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to: (i) negotiating servicing agreements; (ii) acting as a liaison between the servicers of the assets and the Company and its Subsidiaries; (iii) reviewing servicers’ delinquency, foreclosure and other reports on Assets; supervising claims filed under any insurance policies; and (iv) enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements and such other agreements, instruments and authorizations on its behalf on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with third parties, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and its Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and its Subsidiaries pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional service providers for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and its Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and its Subsidiaries, (ii) shall not result in an increased Management Fee or expenses to the Company, and (iii) shall be approved by the Independent Directors.

(f) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and its Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates (including having any “in-house” legal opinions of the Company be issued by employees of the Manager). The Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to comparable outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g) The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or the Manager or its Affiliates in providing services to the Company on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(h) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company and its Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including without limitation the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of transaction costs, including commissions, mark-ups, markdowns or other expenses, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and its Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to effect the best interests of the Company and its Subsidiaries.

(j) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and its Subsidiaries, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

(k) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and its Subsidiaries, all reports, financial or otherwise, with respect to the Company and its Subsidiaries reasonably required by the Board of Directors in order for the Company and its Subsidiaries to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and its Subsidiaries’ books of account by a nationally recognized independent accounting firm.

(l) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and its Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(n) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and its Subsidiaries’ sole cost and expense.

(o) After the date hereof, the Manager will advise the Board of Directors of changes in the equity ownership of the Manager.

SECTION 3. DEVOTION OF TIME; NONCOMPETITION; NONSOLICITATION.

(a) The Manager will provide the Company and its Subsidiaries with a management team, including its Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer and other support personnel, to provide the management services to be provided by the Manager to the Company and its Subsidiaries hereunder, the members of which team shall devote their full business time, energy and ability to the management of the Company and its Subsidiaries as the Board of Directors deems necessary and appropriate, commensurate with the level of activity of the Company and its Subsidiaries from time to time. The Manager shall provide the Company with a succession plan, which must be reasonably acceptable to a majority of the Independent Directors, setting forth the succession of replacement officers in the event that a member of the management team is unable to provide management services to the Manager.

(b) Each Company Executive Officer shall enter into an employment agreement with the Manager, to which the Company shall be a third party beneficiary, that provides that during the term of the Company Executive Officer’s employment and, in the event of termination of the Company Executive Officer’s employment by the Manager for Cause or voluntary termination of employment by the Company Executive Officer (other than for Good Reason), for a period of one year following such termination, the Company Executive Officer will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any private or public investment firm, broker dealer or real estate investment trust whose principal business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities (the “Business”) in any geographical region in which the Company engages in the Business, and such provision shall survive the expiration or earlier termination of this Agreement provided that such expiration or earlier termination of this Agreement is not by the Company pursuant to Section 13(a). The employment agreement will further provide that it is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Company Executive Officer further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Company Executive Officer from competing with the Company or any Subsidiary in the areas of Business in violation of this Agreement. For the purposes of this paragraph “Cause” means (i) the Company Executive Officer’s failure to substantially perform the duties described in his or her employment agreement, (ii) acts or omissions constituting recklessness or willful misconduct on the part of the Company Executive Officer in respect of his or her fiduciary obligations to the Manager which is materially and demonstrably injurious to the Manager, or (iii) the Company Executive Officer’s conviction for fraud, misappropriation or embezzlement in connection with the assets of the Company or the Manager. In the case of clause (i) only, it shall also be a condition precedent to the Manager’s right to terminate the Company Executive Officer’s employment for Cause that (1) the Manager shall first have given the Company Executive Officer written notice stating with specificity the reason for the termination (“breach”) at least 60 days before such determination and the Company Executive Officer and his or her counsel are given the opportunity to answer such grounds for termination in person, at a hearing or in writing, in the Company Executive Officer’s discretion; and (2) if such breach is susceptible to cure or remedy, a period of 60 days from and after the giving of the notice described in (1) shall have elapsed without the Company Executive Officer having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 60 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the Company Executive Officer has made and continues to make a diligent effort to effect such remedy or cure. In the case of clause (iii) above, the Company Executive Officer’s employment may be terminated immediately without any advance written notice. For the purposes of this paragraph “Good Reason” means the occurrence of one or more of the following without the Company Executive Officer’s written consent: (i) a material breach of this Agreement by the Company, (ii) a materially significant change by the Company in the Company Executive Officer’s duties, authorities or responsibilities, (iii) the relocation by the Company of the Company Executive Officer’s principal place of employment more than 60 miles from New York, New York, or (iv) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Company within fifteen (15) days upon a merger, consolidation, sale or similar transaction, provided however that none of the events specified in (i), (ii), or (iii) shall constitute Good Reason unless the Company Executive Officer shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within a reasonable period, not to exceed thirty (30) days, after the Company’s actual receipt of such written notice.

(c) During the Term of this Agreement and, in the event of termination of this Agreement by the Manager pursuant to Section 13(b) for any reason (or for no reason), for a period of one year following such termination, the Manager will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or advise any real estate investment trust whose business strategy is based on or who engages in the Business in any geographical region in which the Company engages in the Business. It is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Manager further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Manager from competing with the Company or any Subsidiary, in the areas of Business in violation of this Agreement. This Section 3(c) shall survive the expiration or earlier termination of this Agreement.

SECTION 4. AGENCY.

(a) The Manager shall act as agent of the Company and each Subsidiary in making, acquiring, financing and disposing of Assets, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company and each Subsidiary, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries, and handling, prosecuting and settling any claims of or against the Company or Subsidiary, the Board of Directors, and holders of the Company’s and the Subsidiaries’ Assets.

(b) Managers, partners, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiary, such persons shall use their respective titles in the Company or the Subsidiary.

(c) The Manager is authorized, for and on behalf of, and at the sole cost and expense of the Company and the Subsidiaries, to employ securities dealers for the purchase and sale of Assets as the Manager deems necessary or appropriate, in its sole discretion. All trades will be executed with established securities dealers which are approved by the Manager selected in a manner consistent with best execution. No concessions on prices will be made to any dealer by reason of services or goods provided or offered to be provided. In addition to the gross dealing price, the Manager will take into account the level of charges, mark up or mark down made by the counterparty and the creditworthiness of the counterparty.

(d) The Company (including the Board of Directors) agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Company to file any registration statement in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

SECTION 5. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS; CONFIDENTIALITY. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to non-Affiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s and its Subsidiaries’ business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company or Subsidiary investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

SECTION 7. OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a) The Manager shall require each seller or transferor of investment assets to the Company and its Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code, (iii) would adversely affect the status of the Company or the Subsidiary under the Investment Company Act or the Company’s or any Subsidiary’s reliance on any exemption from registration as an “investment company” under the Investment Company Act, or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing or any other provisions of this Agreement, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors periodically reviews the Guidelines and the Company’s portfolio of Assets but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(d) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage (which may be in the form of combined insurance policies with the Company) that is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and its Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(e) The Manager shall use its commercially reasonable efforts to ensure that the individuals listed on Exhibit B, each of whom is a member or employee of the Manager, the Company or a Subsidiary, comply with the applicable stock ownership guidelines set forth thereon (such stock ownership guidelines as may be amended from time to time by the Board of Directors, the “Stock Ownership Guidelines”). For purposes of calculating compliance with the Stock Ownership Guidelines, all vested shares of Common Stock (including vested shares from any restricted share grants) owned by an individual listed on Exhibit B shall count towards the number of shares of Common Stock or the aggregate dollar value of Common Stock, as applicable, such individual is required to own.  For the avoidance of doubt, all shares of Common Stock subject to the Stock Ownership Guidelines shall remain subject to the Company’s internal policies and procedures, including but not limited to the Manager’s and the Company’s insider trading policies. The Stock Ownership Guidelines shall terminate as to any individual listed on Exhibit B when the employment of such individual with the Manager, the Company or a Subsidiary, as applicable, terminates.

SECTION 8. COMPENSATION.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Management Fee monthly in arrears commencing with the month in which this Agreement was executed. If applicable, the initial payment and final installment of the Management Fee will be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement was in effect.

(b) The Manager shall compute each installment of the Management Fee within five days after the end of the calendar month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) If an error, of any amount and for any reason, in the computation of the Stockholders’ Equity for a prior period of time for which the Management Fee has already been paid (the “Computation Error”) is identified to or by the Manager, the Manager shall (i) recalculate the Stockholders’ Equity for each calendar month in respect of the period in which the Computation Error occurred (the “Recalculated Stockholders’ Equity”) and (ii) recalculate the installment of the Management Fee paid for each such calendar month in such period (the “Recalculated Management Fee”).  A copy of the computations made by the Manager to calculate the Recalculated Stockholders’ Equity and the Recalculated Management Fee for each such calendar month during such period shall promptly be delivered to the Board of Directors.  Following such delivery and upon the subsequent agreement (“Date of Agreement”) by both the Manager and the Board of Directors that the Recalculated Stockholders’ Equity and the Recalculated Management Fee for each such calendar month during such period are accurate and that the aggregate Management Fee paid to the Manager for such calendar months exceeds the aggregate Recalculated Management Fee that should have been paid to the Manager for such calendar months, then within five business days after the Date of Agreement, the Manager shall pay the amount of such difference (the “Management Fee Overpayment”) to the Company. This Section 8(c) shall survive the expiration or earlier termination of this Agreement.

(d) All compensation, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans other than costs of insurance other than liability insurance as contemplated by Section 9(b)(iii), related to any employees of the Company or any of its Subsidiaries who remain employees thereof for regulatory or corporate efficiency reasons will be deducted from the Management Fee.

(e) The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 8(c) and Section 13(a) of this Agreement.

(f)  At the request of the Company, the Manager shall provide such disclosures to the Company for use in its proxy statement and other filings with the SEC for any period regarding the compensation and benefits paid or provided by the Manager to the executive officers of the Manager in such form and detail and for such periods as required for the Company to comply with the listing requirements of the NYSE (or other applicable stock exchange) or with applicable law. This Section 8(f) shall survive the expiration or earlier termination of this Agreement.

SECTION 9. EXPENSES OF THE COMPANY.

(a) The Manager shall be responsible for the compensation expenses related to any and all personnel of the Manager, including without limitation, salaries, bonus and other wages, payroll taxes and the cost of the employee benefit plans of such personnel, and costs of insurance with respect to such personnel (other than liability insurance as contemplated by Section 9(b)(iii)).

(b) The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (the “Expenses”), excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Without limiting the generality of the foregoing, Expenses include, but are not limited to, the following:

(i) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company and its Subsidiaries by third party providers retained by the Manager.

(iii) the compensation of the Independent Directors and expenses of the Company’s directors and the cost of liability insurance to indemnify the directors and officers of the Company, its Subsidiaries and the Manager;

(iv) costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company and its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company and its Subsidiaries;

(v) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange or other market center, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used solely for the Company and its Subsidiaries;

(vii) expenses incurred by managers, officers, employees and agents of the Manager for travel on behalf of the Company and its Subsidiaries and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of Assets or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company and its Subsidiaries;

(viii) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix) compensation and expenses of the custodian and transfer agent of the Company and its Subsidiaries, if any;

(x) costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi) all taxes and license fees;

(xii) all insurance costs incurred in connection with the operation of the business of the Company and its Subsidiaries except for the costs attributable to the insurance that the Manager elects or is required by Sections 7(d), 8(c) or 9(b)(iii) to carry for itself and its employees and employees of the Company and its Subsidiaries who remain employees thereof for regulatory or corporate efficiency reasons;

(xiii) costs and expenses incurred in contracting with third parties for the servicing and special servicing of assets of the Company and its Subsidiaries;

(xiv) all other costs and expenses relating to the business and investment operations of the Company and its Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xv) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company and its Subsidiaries or Assets separate from the office or offices of the Manager;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xviii) all rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Company, its Subsidiaries, the Manager and its Affiliates required for the operations of the Company and its Subsidiaries; and

(xix) all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred and have not yet been paid or are incurred in connection with such expiration or termination.

SECTION 10. CALCULATIONS OF EXPENSES.

The Manager shall prepare a statement documenting the Expenses of the Company and its Subsidiaries and the Expenses incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company promptly after the end of each month and promptly after the expiration or earlier termination of this Agreement. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager on the fifth (5th) business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with any annual audit of the Company and, if applicable, subject to adjustment for the occurrence of a Recalculated Management Fee. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

SECTION 11. LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, directors, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager and the officers, directors and employees of the Manager, its officers, directors, employees and any such Person will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company and each Subsidiary shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its officers, stockholders, directors, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with the managers, officers, directors and employees of the Manager, its officers, members, directors, employees, and any such Person (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting a breach by such Manager Indemnified Party of any obligation under this Agreement or such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from a breach by the Manager of any obligation under this Agreement or the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(d) The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

SECTION 12. NO JOINT VENTURE. Nothing in this Agreement shall be construed to make the Company and each Subsidiary and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13. TERM; TERMINATION.

(a) Unless this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until December 31, 2016 (the “Initial Term”) and shall be automatically renewed for a two-year term ending each second anniversary date thereafter (a “Renewal Term”).  This Agreement may be terminated at any time for any reason (or for no reason) in the sole discretion of the Company upon the vote of two-thirds of the Independent Directors or the holders of a majority of the outstanding shares of Common Stock at any time during the Initial Term or any Renewal Term. If an election is made to terminate this Agreement as set forth above, the Company shall deliver to the Manager prior written notice of the Company’s intention to terminate this Agreement not less than three hundred and sixty five (365) days prior to the date designated by the Company on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(b) The Manager may terminate this Agreement at any time for any reason (or for no reason) by providing prior written notice of the Manager’s intention to terminate this Agreement not less than 365 days prior to the date designated by the Manager on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date or such earlier date as may be specified by the Company in its sole discretion.

(c) In the event of a Sale of the Manager without the prior written consent of the Independent Directors, this Agreement shall terminate automatically effective as of the date of such sale.

(d) If this Agreement expires at the end of its term or is terminated pursuant to this Section 13, neither party shall have any further liability or obligation to the other after such expiration or termination; provided that no expiration or earlier termination of this Agreement shall relieve a party for responsibility for any breach of this Agreement prior to such expiration or termination; and provided further that Sections 3(c), 6, 8(c), 8(f), 9, 10, and 16 of this Agreement shall survive the expiration or earlier termination of this Agreement in accordance with their terms. In addition, Sections 11 and 21 of this Agreement shall survive the expiration or earlier termination of this Agreement.

SECTION 14. ASSIGNMENT.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its “assignment” (as defined under the Investment Advisers Act of 1940), in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may, without the written consent of the Company, (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities, so long as in each case it remains liable for the Affiliate's performance. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15. TERMINATION FOR CAUSE.

(a) The Company may terminate this Agreement effective immediately upon written notice of termination from the Company to the Manager if (i) the Manager, its agents or its assignees have materially breached any provision of this Agreement and such breach shall have continued for a period of thirty days after written notice thereof specifying such breach and requesting that the same be remedied in such thirty-day period (or forty-five days after written notice of such breach if the Manager takes steps to cure such breach within thirty days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, or (v) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective immediately upon written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall have continued for a period of thirty days after written notice thereof specifying such default and requesting that the same be remedied in such thirty-day period.

(c) The Manager may terminate this Agreement in the event the Company becomes required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 16. ACTION UPON TERMINATION. From and after the effective date of expiration or earlier termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement or otherwise, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than thirty days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, employees, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18. REPRESENTATIONS AND WARRANTIES.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 19. NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
41st Floor
New York, New York 10036
Attention: R. Nicholas Singh, Esq.

(b)	If to the Manager:

Annaly Management Company LLC
1211 Avenue of the Americas
41st Floor
New York, New York 10036
Attention: Kevin G. Keyes

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

SECTION 20. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

SECTION 22. AMENDMENTS. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 23. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW, WHICH BY ITS TERMS APPLIES TO THIS AGREEMENT).

SECTION 24. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 25. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 26. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 27. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 28. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 29. JOINDER. Each Subsidiary of the Company will become a party to this Agreement by executing a Joinder Agreement substantially in the form attached hereto as Exhibit C.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ Donnell A. Segalas
Name:	Donnell A. Segalas
Title:	Independent Director

ANNALY MANAGEMENT COMPANY LLC

By:	/s/ Kevin G. Keyes
Name:	Kevin G. Keyes
Title:	Chief Executive Officer and President

EXHIBIT A

GUIDELINES

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for federal income tax purposes;

•	No investment shall be made that would cause the Company to be required to register as an investment company under the Investment Company Act;

•	Any assets the Company purchases will be in the targeted assets of the Company (as determined from time to time by the Board of Directors); and

•	Until appropriate assets can be identified, the Manager may deploy the proceeds of any offerings of capital stock of the Company or other cash of the Company in interest-bearing, short-term investments, including money market accounts and/or funds that are consistent with the Company’s intention to qualify as a REIT.

EXHIBIT B

STOCK OWNERSHIP GUIDELINES

Position	Required Ownership	Timeframe
Chief Executive Officer
$10,000,000.00 of Common Stock, determined based on the average of the closing prices of the Common Stock on the NYSE for the ten trading days ending immediately prior to the first business day of the second quarter in 2019.

The required ownership must be achieved initially by April 12, 2019, and will be measured on the anniversary of such date thereafter.
Executive Chairman	1,673,123 shares of Common Stock.	As of the date hereof, the required ownership has been met. Such amount must be maintained so long as the Executive Chairman is either an officer of the Company or a member of the Manager.
Chief Legal Officer	$4,500,000 of Common Stock, determined based on the average of the closing prices of the Common Stock on the NYSE for the ten trading days ending immediately prior to May 31, 2016.	The required ownership must be achieved initially by July 1, 2016, and will be measured on the anniversary of such date thereafter.
Other Employees
The required ownership for certain other employees will be provided for in a stock ownership policy adopted by the Manager after consultation with the Compensation Committee of the Board of Directors, and the final policy shall be subject to the reasonable approval of the Compensation Committee.

The timeframe for meeting the required ownership will be provided for in a stock ownership policy adopted by the Manager after consultation with the Compensation Committee of the Board of Directors, and the final policy shall be subject to the reasonable approval of the Compensation Committee.

EXHIBIT C

FORM OF JOINDER AGREEMENT

Reference is hereby made to the AMENDED AND RESTATED MANAGEMENT AGREEMENT made as of April 12, 2016 (the “Agreement”) by and among Annaly Management Company LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), ANNALY CAPITAL MANAGEMENT, INC., a Maryland corporation (the “Company”), and each Subsidiary (as defined therein) that becomes a party to the Agreement pursuant to Section 29 thereof.

Pursuant to and in accordance with Section 29 of the Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed to be a Subsidiary of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

By:
Name:
Title: